Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (“Agreement”) is made and entered into as of August 29, 2007, (“Effective Date’) by and between Richard M. Hochhauser (“Executive”) and Harte-Hanks, Inc., a Delaware corporation (“Company”).

RECITALS:

The Executive and the Company desire to provide for an orderly transition to the Executive’s successor as President and Chief Executive Officer of the Company; and

The parties also wish to enter into a consulting arrangement upon the termination of the Executive’s employment with the Company.

For good and valuable consideration, the parties hereto agree as follows:

1. Employment Transition. Except as hereinafter otherwise provided, the Executive will remain employed as Chief Executive Officer through February 4, 2008. The Executive agrees not to stand for reelection to the Company’s Board of Directors (“Board”) at the May 2008 Annual Meeting of Shareholders. The Executive agrees to resign from his positions as officer and/or director of all Company subsidiaries and affiliates, and all fiduciary positions that he may hold with respect to any Company, subsidiary, or affiliate employee benefit plans, effective as of February 4, 2008.

2. Employment Term. The term of the Executive’s employment under this Agreement (“Employment Term”) shall commence on the Effective Date and shall terminate on February 4, 2008, unless sooner terminated as provided in Section 7.

3. Employment Duties. During the Employment Term, the Executive agrees that he will devote his full business time, attention, and energies to performing such duties on behalf of the Company as from time to time may be assigned to him by the Board or Chairman of the Board, including without limitation providing assistance with the transition of the new Chief Executive Officer.

4. Compensation During Employment Term.

(a) Base Salary. During the Employment Term, the Company shall continue to pay the Executive a base salary at his current rate of $820,000 per annum (“Base Salary”). Such Base Salary shall be payable during the Employment Term in substantially equal installments in accordance with the Company’s standard payroll policy for executives.

(b) Bonus. The Executive shall continue to participate in the Company’s 2007 annual incentive compensation plan under its existing terms. The Executive shall not be eligible for a bonus or other incentive compensation for the Executive’s services to the Company in 2008 or thereafter.

(c) Equity Awards. The Executive shall not receive additional equity or long-term incentive plan awards for services to the Company during the Employment Term or thereafter.

(d) Employee Benefits. The Executive shall continue to be eligible during the Employment Term to participate in the Company’s health, life, and disability insurance plans, and the Company’s retirement plans, in accordance with the terms of the Company’s plans. Except for any policy conversion rights exercisable at the sole expense of the Executive, all life insurance coverages otherwise in effect during the Employment Term shall expire on the last day of the Employment Term.

(e) Automobile Allowance. During the Employment Term, the Executive shall continue to be entitled to a monthly automobile allowance in the amount of $1,325.

5. Consulting Arrangement.

(a) Consulting Period. Except as hereinafter otherwise provided, the Company agrees to engage the Executive as a consultant of the Company effective as of February 5, 2008, and the Executive agrees to render services as a consultant to the Company as of such date on the terms and conditions set forth below. The term of service as a consultant to the Company will continue through February 4, 2011, unless sooner terminated as provided in Section 7 (“Consulting Period”).

(b) Consulting Duties. During the Consulting Period, the Executive agrees to be available to provide such consulting services as reasonably requested from to time by the Company. The Executive will use his good faith efforts to perform such services to the best of his abilities.

(c) Consulting Fees. During the Consulting Period, and provided that the Executive is not in breach of his obligations under this Agreement, the Executive will be paid a consulting fee as follows: (i) for the period from February 5, 2008, through February 4, 2009, $162,500 per quarter; (ii) for the period from February 5, 2009, through February 4, 2010, $112,500 per quarter; and (iii) for the period from February 5, 2010, through February 4, 2011, $50,000 per quarter. This consulting fee will be prorated for any partial quarters in the Consulting Period, and will be payable in arrears promptly after the end of each applicable quarter in the Consulting Period.

(d) Consulting Expenses. The Executive will be reimbursed for all reasonable business expenses that he incurs at the request of the Company in performing services for the Company during the Consulting Period, subject to substantiating such expenses in accordance with the Company’s reimbursement policies, and to obtaining the prior approval of the Chief Executive Officer of the Company.

(e) Independent Contractor Status. The Executive will be performing consulting services as an independent contractor during the Consulting Period, and not as an employee or officer of the Company. The Executive will be responsible for all taxes and non-reimbursable expenses attributable to the rendition of his consulting services. The consulting arrangement shall not be deemed to constitute a partnership or joint venture between the Company and the Executive, nor shall the consulting arrangement be deemed to constitute the Executive as an agent of the Company.

(f) COBRA. Unless this Agreement is terminated prior to February 5, 2008, within 30 days of the commencement of the Consulting Period the Company shall pay to the Executive a lump sum cash payment in the amount necessary (taking into account applicable taxes) for the Executive to make COBRA continuation coverage payments under the Company’s group medical and dental plans in which the Executive (and any spouse or other eligible dependents) are then enrolled for a period of 18 months following the end of the month in which the Employment Term ends using the COBRA premium rates then in effect at the Company.

6. Restrictive Covenants. The Executive shall continue to be bound by the Confidentiality/Nondisclosure Agreement that he previously executed dated October 27, 2005 (“Confidentiality Agreement”), and the Non-Compete Agreement that he previously executed dated February 10, 2006 (“Non-Compete Agreement”), both of which are made part of, and incorporated by reference into, this Agreement (collectively, the “Restrictive Covenants”), except that any references in the Restrictive Covenants to the termination or end of the employee’s employment shall be deemed to refer instead to the termination or end of the Executive’s Consulting Period under this Agreement. Except as modified in this Section 6, the Restrictive Covenants will survive the termination of this Agreement to the extent provided in such agreements.

7. Termination of Agreement.

(a) Death or Disability. This Agreement shall automatically terminate upon the death or the “Disability” of the Executive. Under the terms of this Agreement, “Disability” means disability as defined for purposes of Section 409A of the Internal Revenue Code of 1986 as amended and the regulations thereunder (“Code”). In the event of the termination of the Executive’s employment with the Company due to his death or Disability prior to the end of the Employment Term, the Executive, the Executive’s surviving spouse, the Executive’s conservator or guardian, or the Executive’s estate, as the case may be, shall be entitled to (i) any earned but unpaid Base Salary, (ii) a pro-rated Bonus for the Company’s 2007 fiscal year to the extent earned but unpaid, and payable at the time bonuses are paid to other senior executives of the Company, (iii) the right to any payments or shares as provided under the terms of any LTIP for any awards granted prior to the Employment Term, (iv) any short-term or long-term disability benefits in accordance with the terms of such plans, (v) any benefits owned under any Company-sponsored pension or retirement plans in accordance with the terms of such plans, and (vi) any benefits payable to a surviving spouse or beneficiary, as the case may be, under any Company-sponsored life insurance or death benefit plan. In the event of the termination of the Executive’s consulting services to the Company due to his death or Disability during the Consulting Period, the Executive, the Executive’s surviving spouse, the Executive’s conservator or guardian, or the Executive’s estate, as the case may be, shall be entitled to receive any earned but unpaid consulting fee for the quarter that includes the Executive’s death or Disability, as the case may be, and the payment described under Section 5(f) (COBRA).

(b) Termination by the Company for Cause. The Company may terminate the employment of the Executive or the services of the Executive as a consultant at any time for “Cause.” For purposes of this Agreement, termination by the Company for “Cause” means that the Executive shall have committed (i) an intentional act of fraud or embezzlement in connection with his duties or in the course of his employment or consulting services with the Company, (ii) intentional material damage to property of the Company, its subsidiaries or affiliates, or (iii) intentional wrongful disclosure of material secret processes or material confidential information of the Company, its subsidiaries or affiliates. For purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, its subsidiaries or affiliates.

(c) Termination by the Executive. The Executive may terminate his employment or consulting services with the Company prior to February 5, 2011, by providing the Company with written notice in accordance with the terms of Section 13 hereof at least 30 days’ in advance of the effective date of such termination. In the event of termination of the Executive’s employment or consulting services by the Executive, the Executive shall be entitled to receive any earned but unpaid Base Salary and any earned but unpaid consulting fees pursuant to Section 5(c).

8. Effect of Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties described in Sections 6 (Restrictive Covenants), 10 (Release of Claims), and 11 (Cooperation), of this Agreement shall survive the termination of this Agreement.

9. Certain Tax Matters. The parties acknowledge and agree that: (i) Section 409A of the Code would subject the Executive to penalty taxes and interest if he receives payments from a “nonqualified deferred compensation plan” before the date that is six (6) months after the date of the Executive’s “separation from service” from the Company, or if earlier, his death (as each such term is used for purposes of Section 409A); (ii) the end of the Employment Term will be treated as the Executive’s date of separation from service for purposes of Section 409A; (iii) the payment of consulting fees during the 6 month period following the Executive’s separation from service would constitute payments from a nonqualified deferred compensation plan under Section 409A; (iv) to comply with the requirements of Section 409A, the payment of the first quarterly consulting fee under Section 5(c) of this Agreement shall be delayed and paid on August 5, 2008; (v) the reimbursement of consulting expenses under Section 5(d) of this Agreement is intended to be a reimbursement of deductible business expenses that is exempt under 409A; (vi) the payment for COBRA continuation coverage described in Section 5(f) of this Agreement is intended to be a reimbursement of medical premiums that is exempt under Section 409A; (vii) the payments set forth in Section 5 may not be accelerated except as provided in Section 7(a) in the case of death or Disability of the Executive; and (viii) no subsequent elections to defer receipt of the payments owed to the Executive under Section 5 will be permitted. All payments and benefits provided under this Agreement or otherwise are subject to applicable tax withholding.

10. Release of Claims. As a condition to payment of the amounts and benefits set forth in Section 5 of this Agreement, the Executive agrees to execute immediately prior to the commencement of the Consulting Period a customary release of all claims and causes of action against the Company, its subsidiaries, and their respective officers, directors, and employees, in a form reasonably acceptable to the Company.

11. Cooperation. During the Consulting Period and continuing thereafter, if requested by the Company the Executive shall cooperate and assist the Company and its subsidiaries and affiliates in any dispute, proceeding, or investigation in which the Company or any subsidiary or affiliate is involved and in which the Executive has been involved, or which involves facts or events that existed or arose during the period of the Executive’s employment or consultancy with the Company relating to the business of the Company. The Company will reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in fulfilling his obligations under this Section 11.

12. Conditions Applying to Payment of Benefits. The Executive understands and agrees that the payments and benefits to be provided to the Executive under this Agreement are subject to the Executive’s compliance with the terms and conditions set forth in this Agreement including, without limitation, the Restrictive Covenants.

13. Communications. Any notice, request or other communication required or permitted by this Agreement to be mailed, given or delivered to the Executive shall be in writing, addressed to him at his address shown below or at such other address as he shall have furnished from time to time to the Company for the purposes hereof; and any payment to the Executive under this Agreement may be made by check delivered to him or mailed to or delivered at such address. Any notice, request or other communication required or permitted by this Agreement to be given to the Company is to be in writing, addressed to the Company, for the attention of General Counsel, Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, or at such other address as the Company shall have furnished to the Executive for the purposes hereof.

14. Assignability; Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Executive; the obligations of the Executive hereunder are personal and this Agreement may not be assigned by the Executive. This Agreement is binding upon, and inures to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties, but, except to any such successor or assignor of the Company, this Agreement may not be assigned by the Company.

15. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding Section 6 (Restrictive Covenants) or Section 10 (Released Claims), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Sections 6 or 10, or any portion thereof, is found by a court of competent jurisdiction to be unenforceable, the Executive agrees that the Company may rewrite this Agreement to cure the defect, and the Executive shall execute the rewritten agreement upon request of the Company without any additional monies, benefits and/or compensation thereof. The Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which is to be deemed an original, but all of which, together, constitute one and the same instrument.

17. Entire Agreement and Modification. This Agreement constitutes the entire agreement and understanding between the Company and the Executive concerning the subject matters contained herein. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters (including but not limited to the Amended and Restated Severance Agreement effective as of December 15, 2000, between the Company and the Executive), except for the Confidentiality Agreement and the Non-Compete Agreement (as modified by Section 6 of this Agreement). This Agreement may not be modified, terminated, waived, altered, or amended, except in a writing signed by the Executive, and a duly authorized officer of the Company (other than the Executive).

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first set forth above.

/s/ Richard M. Hochhauser
Richard M. Hochhauser

Harte-Hanks, Inc.

By:	/s/ Bryan J. Pechersky
Name:	Bryan J. Pechersky
Title:	Senior Vice President, General Counsel and Secretary

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